PRESS RELEASE

Clorox Reports Strong 4% Sales and 20% EPS Growth in Q4; Updates Fiscal Year 2012 Outlook

OAKLAND, Calif., Aug. 3, 2011 – The Clorox Company (NYSE: CLX) today announced results for its fourth quarter and fiscal year 2011, which ended June 30. Clorox reported strong fourth-quarter results with 4 percent sales growth and 20 percent growth in diluted earnings per share from continuing operations. For fiscal year 2011, excluding the second-quarter noncash goodwill impairment charge related to the Burt’s Bees® business, Clorox reported $3.93 diluted earnings per share (EPS), an increase of 7 percent versus the prior year.

“I’m really pleased with our strong finish to fiscal year 2011,” said Chairman and CEO Don Knauss. “Despite the ongoing effects of the recession, we delivered very good results in the second half of the fiscal year, much as we’d been expecting, with sales increasing 3 percent, net earnings from continuing operations growing 6 percent, and diluted EPS from continuing operations up 11 percent. This solid performance was led by our portfolio of leading brands, which achieved its highest ever all-retail outlet market share of 27.9 percent, up 1.4 share points since fiscal 2008, the strongest performance of any branded player or private label in our categories. This performance was driven by our strong ‘3D’ demand creation model. We’ve also now met or exceeded our annual innovation target of 2 percentage points of incremental sales growth from new products for the ninth consecutive year.”

Knauss continued, “Building on this attractive top-line performance, our returns to stockholders have been enhanced by our cost-saving initiatives, which resulted in close to $110 million of savings this year, as well as our fiscal year 2011 distribution of nearly $1 billion to our stockholders through dividends and share repurchases. We have the right people, brands and capabilities to successfully execute our Centennial Strategy. We've consistently achieved growth in earnings per share, increased market shares, delivered strong cash flow performance and returned excess cash to stockholders."

All results in this press release are on a continuing operations basis unless otherwise stated, and some results are reported on a non-GAAP basis. See “Non-GAAP Financial Information” below and the tables toward the end of this press release for more information and a reconciliation of key fourth-quarter and fiscal year 2011 results.

Fiscal Fourth-Quarter Results

Following is a summary of key fourth-quarter results. All comparisons are with the fourth quarter of fiscal year 2010, unless otherwise stated.
  $1.26 diluted earnings per share (20% growth)
  2% volume growth
  4% sales growth
Clorox reported fourth-quarter net earnings from continuing operations of $169 million, or $1.26 diluted EPS. This compares with the year-ago quarter when the company reported net earnings from continuing operations of $150 million, or $1.05 diluted EPS. The increase in diluted EPS was primarily due to higher sales, a lower tax rate and share repurchases. Total company pretax earnings from continuing operations increased 5 percent. Segment earnings decreased in the quarter due to the escalation in commodity costs, the choice to increase advertising investment behind new products and brand building, and the decision to invest in certain strategic infrastructure improvements. The earnings decrease in the segments was more than offset at the total company level by lower incentive compensation expense, lower interest expense and other lower corporate expenses.

Volume for the fourth quarter of fiscal 2011 grew 2 percent, with the largest gains from the Cleaning and Household segments. Sales grew 4 percent, with increases in all four of the company’s segments.

As anticipated, gross margin decreased 80 basis points to 43.5 percent from 44.3 percent in the year-ago quarter. The decrease in the current quarter gross margin was primarily driven by higher commodity costs, partially offset by strong cost savings and the benefit of price increases.

“As expected, we did see a decrease in our gross margins during the fourth quarter and fiscal year due to increased commodity costs and other inflationary pressures," said Executive Vice President and Chief Financial Officer Dan Heinrich. "We were able to limit the impact by delivering strong cost savings and increasing prices in certain businesses. In fiscal 2012, we anticipate substantially higher commodity cost increases and other inflationary pressures than we saw in fiscal 2011. As a result, we will be taking broad price increases across our global portfolio. The anticipated net benefit from these pricing actions, combined with expected strong cost savings in fiscal 2012, should help us limit the impact of commodity cost increases and inflationary pressures on our margins.”

Advertising and sales-promotion spending increased to 9.6 percent of sales, in support of new product innovation and core business growth.

“We delivered strong fourth-quarter sales growth across all four segments, reflecting increased investment in advertising and demand building as evidenced by record high all-outlet retail market shares,” said Executive Vice President and Chief Operating Officer Larry Peiros. “Our market shares have increased more over the past three years than any branded competitor or private label in our categories.”

The effective tax rate for the fourth quarter decreased 450 basis points to 33.6 percent, primarily due to higher taxes on foreign earnings in the year-ago quarter. The company’s normal effective tax rate is in the range of 33 percent to 34 percent.

Cash provided by continuing operations was $303 million, or 20 percent of sales, for the quarter. Free cash flow, which the company defines as cash provided by continuing operations less capital expenditures, was $234 million, or 16 percent of sales, for the quarter.

During the fourth quarter, Clorox repurchased 2.7 million shares of the company’s common stock at a cost of $183 million using proceeds from the sale of the Auto Care businesses. As of June 30, 2011, approximately $159 million remained from the proceeds of the sale. For the full fiscal year, Clorox repurchased 9.8 million shares of the company’s common stock at a cost of $655 million.

Key Segment Results

Following is a summary of key fourth-quarter results by segment. All comparisons are with the fourth quarter of fiscal year 2010, unless otherwise stated.

Cleaning

(Laundry, home care, away from home)
  4% volume growth
  4% sales growth
  4% pretax earnings decrease
The segment’s volume growth was primarily driven by higher shipments in the Home Care and Away From Home businesses. Home Care grew shipments behind strong merchandising on Clorox® disinfecting wipes and several new product launches across the rest of the portfolio. The Away From Home business had gains in the hospital channel driven by new products and new distribution points. These results were partially offset by lower shipments in the Laundry business due to category softness. Pretax earnings reflected unfavorable commodity costs and product mix, substantially offset by higher sales and the benefit of cost savings.

Household

(Bags & wraps, charcoal, cat litter)
  2% volume growth
  1% sales growth
  7% pretax earnings decrease

Volume growth reflected gains in Cat Litter and Bags & Wraps. These factors were partially offset by lower shipments of Kingsford® charcoal due to a high level of shipments in the year-ago quarter resulting from elevated merchandising activity. The variance between volume and sales growth was primarily due to unfavorable product mix and the impact of incremental customer pick-up allowances, partially offset by the benefit of price increases. Pretax earnings reflected higher commodity costs, partially offset by the benefit of cost savings.

Lifestyle

(Dressings & sauces, water filtration, global natural personal care)
  3% volume growth
  5% sales growth
  16% pretax earnings decrease
The segment’s volume growth was driven primarily by new flavor launches in Dressings & Sauces and higher shipments in Water Filtration due to the new Brita® on-the-go bottle launch. Also contributing to volume growth were increased shipments of Burt’s Bees® natural personal care products in U.S. and International markets. The variance between changes in volume and sales was primarily due to lower trade-promotion spending. Pretax earnings reflected a 45 percent increase in advertising spending in support of product innovation, as well as unfavorable commodity costs, partially offset by higher sales and cost savings.

International

(Sales in all countries outside of the U.S., excluding natural personal care)
  Flat volume
  9% sales growth
  13% pretax earnings decrease
Strong sales growth in the segment exceeded flat volume due to the benefit of favorable foreign currency exchange rates and the impact of price increases. Pretax earnings reflected higher manufacturing and logistics costs, commodity costs and selling and administrative expenses associated with investments in information systems infrastructure. These factors were partially offset by stronger sales.

Fiscal Year 2011 Results

Following is a summary of key fiscal year 2011 results. All comparisons are with fiscal year 2010, and results exclude the second-quarter noncash goodwill impairment charge related to the Burt’s Bees® business, unless otherwise stated.
  $3.93 diluted earnings per share (7% growth)
  Flat volume
  Flat sales
For fiscal year 2011, excluding the noncash goodwill impairment charge, Clorox reported net earnings from continuing operations of $545 million, or $3.93 diluted EPS, versus $526 million, or $3.69 diluted earnings per share (EPS), in fiscal 2010. The increase in diluted EPS was primarily due to lower incentive compensation, lower interest expense, a lower tax rate and share repurchases. Earnings for the current year were impacted by foreign currency losses of $24 million, or 11 cents diluted EPS, related to the Venezuela currency devaluation. This compares with foreign currency losses of $53 million, or 24 cents diluted EPS, related to the Venezuela currency devaluation, in fiscal year 2010.

Volume was flat, as gains from Burt’s Bees® natural personal care products, the Away From Home institutional business and Home Care were offset by lower shipments of Glad® food storage products and laundry additives due to category softness.

Sales were flat at $5.2 billion, with the benefit of price increases offset by unfavorable product mix and the impact of incremental customer pick-up allowances.

Gross margin decreased 80 basis points to 43.5 percent from 44.3 percent in fiscal year 2010. The year-over-year decrease was primarily driven by higher commodity costs, higher manufacturing and logistics costs, and unfavorable product mix, partially offset by strong cost savings and the benefit of price increases.

Cash provided by continuing operations was $690 million, or 13 percent of sales. Free cash flow was $462 million, or 9 percent of sales for the fiscal year, below the company’s targeted range of 10 percent to 12 percent of sales due to changes in working capital and higher capital expenditures for investments in global information technology systems and research and development facilities.

Clorox Updates Its Fiscal 2012 Financial Outlook

Clorox also updated its previous financial outlook for fiscal year 2012 continuing operations:
  1-3 percent sales growth
  Gross margin about flat
  Diluted EPS in the range of $4.00-$4.10, including incremental IT systems and facility investments in the range of 18-20 cents diluted EPS
For fiscal year 2012, Clorox now anticipates year-over-year commodity cost increases in the range of $140 million to $150 million, down from the company’s previous outlook of $160 million to $170 million. The company anticipates that about $85 million to $90 million of these increases will occur in the first half of the fiscal year. Clorox continues to anticipate $40 million to $50 million of inflationary pressures in manufacturing and logistics expenses for the fiscal year. The company anticipates it will substantially mitigate the margin impact for the full year with strong cost savings in the range of $90 million to $100 million, occurring about evenly across quarters. Clorox anticipates that broad price increases planned for fiscal 2012 will be partially offset by volume losses in the first half of the fiscal year, with more pricing benefit in the second half. Based on the expected timing of cost increases, cost savings and the benefit of price increases, the company anticipates a decline in the range of 150 basis points to 175 basis points in first quarter gross margin.

Clorox continues to anticipate investing $36 million to $40 million, primarily reflected in selling and administrative expense and more heavily weighted to the first half of the fiscal year, for the investments in global information technology systems and research and development facilities, and to expand the Burt’s Bees international network. The company continues to anticipate incremental capital spending in the range of $55 million to $60 million for the information technology and facilities initiatives. The company anticipates total capital spending in the range of $240 million to $250 million in fiscal 2012, compared with $228 million in fiscal 2011.

Given the seasonality of Clorox’s business and the company’s outlook for a greater first-half impact from commodity cost increases, the company anticipates that about 60 percent to 65 percent of diluted EPS from continuing operations will occur in the second half of the fiscal year.

For More Detailed Financial Information

Visit the Investors: Financial Results section of the company’s website at www.TheCloroxCompany.com for the following:
  Supplemental volume and sales growth information
  Supplemental gross margin driver information
  Reconciliation of certain non-GAAP financial information, including earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA)
  Economic profit reconciliation information
  Supplemental balance sheet and cash flow information
  Supplemental price-change information
  Return on invested capital (ROIC) reconciliation information
Note: Percentage and basis-point changes noted in this news release are calculated based on rounded numbers. Supplemental materials are available in the Investors: Financial Results section of the company’s website at www.TheCloroxCompany.com.

Today’s Webcast

Today at 10:30 a.m. Pacific time (1:30 p.m. Eastern time), Clorox will host a live audio webcast of a discussion with the investment community regarding the company’s fourth-quarter and fiscal year 2011 results. The webcast can be accessed at http://investors.thecloroxcompany.com. Following a live discussion, a replay of the webcast will be archived for one week on the company’s website.

The Clorox Company

The Clorox Company is a leading manufacturer and marketer of consumer products with 8,100 employees and fiscal year 2011 revenues of $5.2 billion. Clorox markets some of consumers' most trusted and recognized brand names, including its namesake bleach and cleaning products, Green Works® naturally derived home care products, Pine-Sol® cleaners, Poett® home care products, Fresh Step® cat litter, Kingsford® charcoal, Hidden Valley® and K C Masterpiece® dressings and sauces, Brita® water-filtration products, Glad® bags, wraps and containers, and Burt’s Bees® natural personal care products. Nearly 90 percent of Clorox Company brands hold the No. 1 or No. 2 market share positions in their categories. The company’s products are manufactured in more than two dozen countries and sold in more than 100 countries. Clorox is committed to making a positive difference in the communities where its employees work and live. Founded in 1980, The Clorox Company Foundation has awarded cash grants totaling more than $84 million to nonprofit organizations, schools and colleges. In fiscal year 2011 alone, the foundation awarded $4 million in cash grants, and Clorox made product donations valued at $13 million. For more information about Clorox, visit www.TheCloroxCompany.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and such forward-looking statements involve risks and uncertainties. Except for historical information, matters discussed above, including statements about future volume, sales, costs, cost savings, earnings, cash flows, plans, objectives, expectations, growth, or profitability, are forward-looking statements based on management’s estimates, assumptions and projections. Words such as “will,” “could,” “may,” “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations on such words, and similar expressions, are intended to identify such forward-looking statements. These forward-looking statements are only predictions, subject to risks and uncertainties, and actual results could differ materially from those discussed above. Important factors that could affect performance and cause results to differ materially from management’s expectations are described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Annual Report on Form 10-K for the year ended June 30, 2010, as updated from time to time in the company’s SEC filings. These factors include, but are not limited to: the company’s costs, including volatility and increases in commodity costs such as resin, diesel, chlor-alkali, sodium hypochlorite, agricultural commodities and other raw materials; increases in energy costs; the ability of the company to implement and generate expected savings from its programs to reduce costs, including its supply chain restructuring and other restructuring plans; supply disruptions or any future supply constraints that may affect key commodities or product inputs; risks inherent in relationships with suppliers, including sole-source or single-source suppliers; risks related to the handling and/or transportation of hazardous substances, including, but not limited to, chlorine; the success of the company’s strategies; the ability to manage and realize the benefits of joint ventures and other cooperative relationships, including the company’s joint venture regarding the company’s Glad® plastic bags, wraps and containers business, and the agreements relating to the provision of information technology, procure to pay and other key services by third parties; risks relating to acquisitions, mergers and divestitures, including the company’s ability to achieve the updated strategic and financial benefits from the Burt’s Bees® acquisition or the company’s ability to successfully implement changes resulting from divestitures, including the sale of the global Auto Care businesses, and the costs associated therewith; risks inherent in maintaining an effective system of internal controls, including the potential impact of acquisitions or the use of third-party service providers, and the need to refine controls to adjust for accounting, financial reporting and other organizational changes or business conditions; the ability of the company to successfully manage tax, regulatory, product liability, intellectual property, environmental and other legal matters, including the risk resulting from joint and several liability for environmental contingencies and risks inherent in litigation, including class action litigation; risks related to maintaining and updating the company’s information systems, including potential disruptions, costs and the ability of the company to implement adequate information systems in order to support the current business and to support the company’s potential growth; the success of new products and the ability of the company to develop products that delight the consumer; consumer and customer reaction to price increases; competitive actions; risks related to customer concentration; customer-specific ordering patterns and trends; risks arising out of natural disasters; the impact of disease outbreaks, epidemics or pandemics on the company’s, suppliers’ or customers’ operations; changes in the company’s tax rate; continuing unfavorable worldwide general economic and marketplace conditions and events, including consumer confidence and consumer spending levels, the rate of economic growth, the rate of inflation or deflation, and the financial condition of the company’s customers, suppliers and service providers; foreign currency exchange rate and interest rate fluctuations; unfavorable political conditions in international markets and risks relating to international operations; the impact of the volatility of the debt markets on the company’s cost of borrowing and access to funds, including commercial paper and its credit facility; risks relating to changes in the company’s capital structure, including risks related to the company’s ability to execute on share repurchase plans and the impact thereof on the company’s capital structure and earnings per share; the need for any unanticipated restructuring or asset-impairment charges; risks arising from decreases in cash flow, whether resulting from declining sales, higher cost levels, tax payments, debt payments, share repurchases, interest cost increases greater than management’s expectations, or increases in debt or changes in credit ratings, or otherwise; business disruptions, costs and future events related to the unsolicited, conditional proposal made by Icahn Enterprises L.P.; and the company’s ability to maintain its business reputation and the reputation of its brands.

The company’s forward-looking statements in this press release are based on management’s current views and assumptions regarding future events and speak only as of their dates. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Non-GAAP Financial Information

This press release contains non-GAAP financial information relating to diluted EPS, sales growth and gross margin. Included below is a reconciliation of these non-GAAP financial measures to the most directly comparable financial measure calculated in accordance with generally accepted accounting principles in the U.S. (GAAP).

The company has disclosed information related to diluted EPS, sales and gross margin on a non-GAAP basis to supplement its condensed consolidated statements of earnings presented in accordance with GAAP. These non-GAAP financial measures exclude certain items that are included in the company’s EPS, sales and gross margin reported in accordance with GAAP, including:
  Charges associated with simplification of the company’s supply chain and other restructuring-related charges.
  The impact of foreign exchange and foreign currency transactions.
  The noncash goodwill impairment charge.
Management believes that these non-GAAP financial measures provide useful additional information to investors about current trends in the company’s operations and are useful for period over period comparisons of operations. These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures provided by other companies due to potential differences in methods of calculation and items being excluded. They should only be read in connection with the company’s condensed consolidated statements of earnings presented in accordance with GAAP.

See Below for These Unaudited Fourth-Quarter and Fiscal 2011 Results:
  Condensed Consolidated Statements of Earnings, Reportable Segment Information and Condensed Consolidated Balance Sheets
  Reconciliation of Fourth-Quarter and Fiscal 2011 Sales Growth, Gross Margin and Diluted EPS
Media Relations
Dan Staublin 510-271-1622, dan.staublin@clorox.com
Kathryn Caulfield 510-271-7209, kathryn.caulfield@clorox.com

Investor Relations
Li-Mei Johnson 510-271-3396, li-mei.johnson@clorox.com
Steve Austenfeld 510-271-2270, steve.austenfeld@clorox.com

For recent presentations made by company management and other investor materials, visit http://investors.thecloroxcompany.com/events.cfm.

The Clorox Company

Condensed Consolidated Statements of Earnings (Unaudited)
Dollars in millions, except per share amounts

	Three Months Ended		Twelve Months Ended
	6/30/2011	6/30/2010	6/30/2011	6/30/2010
Net sales	$1,482	$1,429	$5,231	$5,234
Cost of products sold	837	796	2,958	2,915
Gross profit	645	633	2,273	2,319

Selling and administrative expenses	192	199	735	734
Advertising costs	142	127	502	494
Research and development costs	29	33	115	118
Restructuring and asset impairment costs	-	-	4	4
Goodwill impairment	-	-	258	-
Interest expense	29	32	123	139
Other (income) expense, net	(1)	-	(27)	25
Earnings from continuing operations before income taxes	254	242	563	805
Income taxes on continuing operations	85	92	276	279
Earnings from continuing operations	169	150	287	526
Discontinued operations:
Earnings from Auto businesses, net of tax	-	21	23	77
Gain on sale of Auto businesses, net of tax	-	-	247	-
Earnings from discontinued operations	-	21	270	77
Net earnings	$169	$171	$557	$603

Earnings per share
Basic
Continuing operations	$1.27	$1.06	$2.09	$3.73
Discontinued operations	-	0.15	1.97	0.55
Basic net earnings per share	$1.27	$1.21	$4.06	$4.28

Diluted
Continuing operations	$1.26	$1.05	$2.07	$3.69
Discontinued operations	-	0.15	1.95	0.55
Diluted net earnings per share	$1.26	$1.20	$4.02	$4.24

Weighted average shares outstanding (in thousands)
Basic	132,279	140,280	136,699	140,272
Diluted	133,667	141,651	138,101	141,534

The Clorox Company

Reportable Segment Information
(Unaudited)
Dollars in millions

Fourth Quarter	Net Sales			Earnings/(Losses) from Continuing Operations Before Income Taxes
	Three Months Ended			Three Months Ended
	6/30/11	6/30/10 (2)	% Change (1)	6/30/11	6/30/10 (2)	% Change (1)
Cleaning Segment	$409	$395	4%	$82	$85	-4%
Household Segment	543	540	1%	127	136	-7%
Lifestyle Segment	237	226	5%	65	77	-16%
International Segment	293	268	9%	27	31	-13%
Corporate (4)	-	-	0%	(47)	(87)	-46%
Total Company	$1,482	$1,429	4%	$254	$242	5%

				Earnings/(Losses) from Continuing Operations
Year-to-Date	Net Sales			Before Income Taxes
	Twelve Months Ended			Twelve Months Ended
	6/30/11	6/30/10 (2)	% Change (1)	6/30/11	6/30/10 (2)	% Change (1)
Cleaning Segment	$1,619	$1,624	0%	$356	$368	-3%
Household Segment	1,611	1,663	-3%	278	290	-4%
Lifestyle Segment (3)	883	864	2%	(1)	303	-100%
International Segment	1,118	1,083	3%	147	144	2%
Corporate (5)	-	-	0%	(217)	(300)	-28%
Total Company	$5,231	$5,234	0%	$563	$805	-30%

(1)	Percentages based on rounded numbers.
(2)
As a result of the Auto Businesses' results being included in discontinued operations in the three months ended June 30, 2011 and fiscal year ended June 30, 2011, the prior comparative period(s) have been reclassified to conform with the current period presentation.

(3)
 The earnings/(losses) from continuing operations before income taxes for the fiscal year ended June 30, 2011 for the Lifestyle segment includes a $258 noncash goodwill impairment charge recognized in the fiscal 2011 second quarter for the Burt's Bees business.

(4)
 The decrease in corporate losses for the three months ended June 30, 2011, as compared to the three months ended June 30, 2010, is primarily due to lower benefit and employee compensation costs, lower insurance expense, lower interest expense, primarily due to a decline in average debt balances, and income from transition services related to the sale of the global auto care businesses.

(5)
The decrease in corporate losses for the fiscal year ended June 30, 2011, as compared to the fiscal year ended June 30, 2010, is primarily due to lower benefit and employee compensation costs, lower interest expense, primarily due to a decline in average debt balances, gains on asset sales, income from transition services related to the sale of the global auto care businesses and lower insurance expense.

The Clorox Company

Condensed Consolidated Balance Sheets (Unaudited)
Dollars in millions

	6/30/2011	6/30/2010
ASSETS
Current assets
Cash and cash equivalents	$259	$87
Receivables, net	525	540
Inventories, net	382	332
Assets held for sale, net	-	405
Other current assets	113	125

Total current assets	1,279	1,489

Property, plant and equipment, net	1,039	966
Goodwill	1,070	1,303
Trademarks, net	550	550
Other intangible assets, net	83	96
Other assets	142	144

Total assets	$4,163	$4,548

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Notes and loans payable	$459	$371
Current maturities of long-term debt	-	300
Accounts payable	423	409
Accrued liabilities	442	491
Income taxes payable	41	74

Total current liabilities	1,365	1,645
Long-term debt	2,125	2,124
Other liabilities	619	677
Deferred income taxes	140	19

Total liabilities	4,249	4,465

Comiitments and contingencies

Stockholders’ (deficit) equity
Common stock	159	159
Additional paid-in capital	632	617
Retained earnings	1,143	920
Treasury shares	(1,770)	(1,242)
Accumulated other comprehensive net losses	(250)	(371)

Stockholders’ (deficit) equity	(86)	83

Total liabilities and stockholders’ (deficit) equity	$4,163	$4,548

The Clorox Company

The tables below present the reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures and other supplemental information. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

Fourth-Quarter Sales Growth Reconciliation

Note: Q4 FY10 sales growth has been adjusted to reflect the reporting of the Auto Care businesses in discontinued operations beginning in Q1 FY11.

	Fiscal	Fiscal
	2011	2010
Base sales growth	3.2%	1.5%
Foreign exchange – Venezuela	0.3	-2.3
Foreign exchange – All other	1.0	1.2
Incremental customer pick-up allowances	-0.8	--
Total sales growth	3.7%	0.4%

Fourth-Quarter Gross Margin Reconciliation

Note: Q4 FY10 gross margin drivers have not been adjusted to reflect the reporting of the Auto Care businesses in discontinued operations beginning in Q1 FY11.

Q4 fiscal 2010 gross margin		Q4 fiscal 2009 gross margin (as
(adjusted for discontinued	44.3%	previously reported)	45.8%
operations)

Commodities	-1.7	Commodities	-2.6
Cost savings	1.1	Cost savings	2.2
Pricing	0.7	Pricing	0.6
Logistics and manufacturing	-0.8	Logistics and manufacturing	-0.3
Incremental customer pick-up		Incremental customer pick-up
allowances	0.4	allowances	--
Other *	-0.4	Other *	-1.1

Q4 fiscal 2011 adjusted gross margin		Q4 fiscal 2010 adjusted gross margin
before impact of charges	43.6	before impact of charges	44.6

Restructuring-related charges	-0.1	Restructuring-related charges	0.2
Impact of Auto Care businesses		Impact of Auto Care businesses
divestiture	--	divestiture	-0.5

Q4 fiscal 2011 adjusted gross margin	43.5%	Q4 fiscal 2010 adjusted gross margin	44.3%

*	“Other” includes all other drivers of gross margin change, such as trade-promotion spending, product mix, and foreign currency translation and transaction impacts.

The Clorox Company

Fourth-Quarter Diluted EPS Reconciliation

Note: The following table reflects the reclassification of the Auto Care businesses to discontinued operations beginning in Q1 FY11.

	Q4 Fiscal
	2011	Q4 Fiscal 2010
		As previously reported	Adjusted for discontinued operations
Diluted EPS – non-GAAP	$1.29	$1.27	$1.12
Foreign exchange impact – Venezuela	0.01	-0.05	-0.05
Restructuring and restructuring-related charges *	-0.04	-0.02	-0.02
Diluted EPS – continuing operations (excl. impairment)	1.26	1.20	1.05
Impact of goodwill impairment	--	--	--
Diluted EPS – continuing operations	1.26	1.20	1.05
Earnings from Auto Care businesses, net of tax	--	--	0.15
Diluted EPS – GAAP	$1.26	$1.20	$1.20

*	Restructuring and restructuring-related charges were $9 million and $3 million in fiscal years 2011 and 2010, respectively. In fiscal 2011, nearly all of the charges were evenly split between cost of products sold and selling and administrative expenses. In fiscal 2010, nearly all of the charges were reflected in cost of products sold.

The Clorox Company

Fiscal Year Sales Growth Reconciliation

Note: FY10 sales growth has been adjusted to reflect the reporting of the Auto Care businesses in discontinued operations beginning in Q1 FY11.

	Fiscal	Fiscal
	2011	2010
Base sales growth	0.8%	2.0%
Foreign exchange – Venezuela	-1.1	-1.2
Foreign exchange – All other	0.8	0.8
Incremental customer pick-up allowances	-0.6	--
Exit from private label business	--	-0.1
Total sales growth	-0.1%	1.5%

Fiscal Year Gross Margin Reconciliation

Note: FY10 gross margin drivers have not been adjusted to reflect the reporting of the Auto Care businesses in discontinued operations beginning in Q1 FY11.

Fiscal 2010 gross margin (adjusted		Fiscal 2009 gross margin (adjusted
for discontinued operations)	44.3%	for discontinued operations)	43.0%

Commodities	-1.6	Commodities	0.3
Cost savings	1.7	Cost savings	1.8
Pricing	0.8	Pricing	0.9
Logistics and manufacturing	-0.6	Logistics and manufacturing	-0.3
Incremental customer pick-up		Incremental customer pick-up
allowances	0.3	allowances	--
Other *	-1.4	Other *	-1.0

Fiscal 2011 adjusted gross margin		Fiscal 2010 adjusted gross margin
before impact of charges	43.5	before impact of charges	44.7

Restructuring-related charges	--	Restructuring-related charges	0.1
Impact of Auto Care businesses		Impact of Auto Care businesses
divestiture	--	divestiture	-0.5

Fiscal 2011 adjusted gross margin	43.5%	Fiscal 2010 adjusted gross margin	44.3%

*	“Other” includes all other drivers of gross margin change, such as trade-promotion spending, product mix, and foreign currency translation and transaction impacts.

The Clorox Company

Fiscal Year Diluted EPS Reconciliation

Note: The following table reflects the reclassification of the Auto Care businesses to discontinued operations beginning in Q1 FY11.

	Fiscal	Fiscal 2010
	2011
		As previously reported	Adjusted for discontinued operations
Diluted EPS – non-GAAP	$4.16	$4.57	$4.02
Foreign exchange impact – Venezuela *	-0.11	-0.24	-0.24
Foreign exchange impact – Other	--	-0.01	-0.01
Restructuring and restructuring-related charges **	-0.12	-0.08	-0.08
Diluted EPS – continuing operations, excl. impairment
(non-GAAP) ***	3.93	4.24	3.69
Impact of goodwill impairment	-1.86	--	--
Diluted EPS – continuing operations	2.07	4.24	3.69
Earnings from Auto Care businesses, net of tax	0.16	--	0.55
Gain on sale of Auto Care businesses, net of tax	1.79	--	--
Diluted EPS – GAAP	$4.02	$4.24	$4.24

*	FY10 includes the impact of remeasuring certain assets and liabilities in Venezuela using the Venezuelan Bolivar parallel market exchange rate (-$0.04); the transaction costs of exchanging Bolivars to U.S. dollars to pay for U.S.- denominated inventory purchases (-$0.12); and losses from translating the income statement from Bolivars to U.S. dollars (-$0.08).
**	Restructuring and restructuring-related charges were $24 million and $17 million in fiscal years 2011 and 2010, respectively. In fiscal 2011, nearly all of the charges were evenly split between cost of products sold and selling and administrative expenses. In fiscal 2010, about two-thirds of the charges were reflected in cost of products sold.
***	Earnings from continuing operations before income taxes were $563 million for fiscal year 2011. Excluding the second-quarter noncash goodwill impairment charge, earnings from continuing operations before income taxes for the fiscal year was $821 million. The diluted impact of the goodwill impairment charge was $1.86 diluted EPS from continuing operations. Excluding the goodwill impairment charge, diluted EPS from continuing operations for the fiscal year was $3.93.